     EXHIBIT 10.2

eXegenics INC.

October 16, 2003

VIA OVERNIGHT DELIVERY

Ronald L. Goode, Ph.D.
eXegenics Inc.
2110 Research Row
Dallas, Texas 75235

     Dear Dr. Goode:

     Reference is made to the Employment Agreement dated as of March 21, 2001, by and between you and eXegenics Inc., as amended by that certain letter agreement dated September 9, 2003 (together, the “Employment Agreement”). Notwithstanding Section 3 of the Employment Agreement, and pursuant to Section 13.2 thereof, this letter will confirm that Section 3 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

The employment of Executive by the Company hereunder (the EMPLOYMENT PERIOD) shall commence on the date hereof and shall continue through and including March 20, 2004, unless sooner terminated pursuant to the provisions of this Agreement. The employment of Executive hereunder shall be automatically renewed on a year-to-year basis on the same terms and conditions as the preceding year, unless either party hereto, not less than ninety (90) days prior to the end of the initial or a renewal term hereof, serves notice on the other party of his or its intention not to renew this Agreement for an additional one-year term.

     If you are in agreement with the foregoing, please so indicate by signing in the space provided below.

Very truly yours,

eXegenics Inc.

By:	/s/ David Riggs

Name:	David Riggs
Title:	Chief Financial Officer

Accepted and Agreed:

/s/ Ronald L. Goode
Ronald L. Goode, Ph.D.
Dated: September 9, 2003

cc:	McCullough, Campbell & Lane
Suite 4100
205 North Michigan Avenue
Chicago, Illinois 60601
Attention: Carl D. Liggio, Sr.